Exhibit (d)(3)

CONFIDENTIALITY AGREEMENT

As of November 6, 2002

SunGard Data Systems Inc.
1285 Drummers Lane
Wayne, Pennsylvania 19087

Attention: Richard Tarbox

In connection with your consideration of a possible negotiated transaction with Caminus Corporation (the “Company”), the Company is prepared to make available to you certain information concerning the business, financial condition, operations, assets and liabilities of the Company. As a condition to such information being furnished to you and your Representatives (as hereinafter defined), you agree to treat any information concerning the Company (whether prepared by the Company, its Representatives or otherwise and irrespective of the form of communication) that is furnished to you or to your Representatives now or in the future by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this letter agreement, a party’s “Representatives” shall include the directors, officers, employees, agents or advisors of such party (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and those of such party’s subsidiaries.

The term “Evaluation Material” also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term Evaluation Material does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives that is in violation of this letter agreement, (ii) was within your possession prior to its being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) is independently developed by you without reference to the Evaluation Material. Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible negotiated transaction between the Company and you and for no other purpose, that the Evaluation Material will be kept confidential, and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent, and (ii) any of such information may be disclosed to your Representatives who need to know such information for the sole purpose of evaluating a possible negotiated transaction with the Company, who agree to keep such information confidential, and who are provided with a copy of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties hereto. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this letter agreement by any of your Representatives, and at your sole expense to take all reasonable measures (including, but not limited to, court proceedings) to restrain your Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

In addition, you and the Company agree that, without the prior written consent of the other party, each party and its Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving you and the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided, however, that either party may make such disclosure if such disclosure must be made by either party in order to a) avoid committing a violation of law or b) comply with laws, regulations or court orders.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, regulatory investigations or processes or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless legally compelled to disclose Evaluation Material to any tribunal, you or your Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material that is legally required to be disclosed, provided that you exercise your commercially reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

If you decide that you do not wish to proceed with a transaction with the Company, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason (in either event, the “Termination Date”), you will promptly deliver to the Company or destroy all Evaluation Material (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto; provided, however, that you may retain one file copy in your General Counsel’s office of all Evaluation Material submitted to your board of directors with respect to any proposed transaction with the Company. In the event of such a decision or request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained except as specified above. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

The parties hereto understand and agree that the Company will not, directly or indirectly, through any of its subsidiaries, affiliates, or Representatives or otherwise, furnish or make available any issued patents, letters patent, or pending patent applications to you. To the extent that any such issued patents, letters patent or pending patent applications are furnished or made available to you in connection with your consideration of a possible negotiated transaction with the Company (“Produced Material”), the following shall apply to such (and only to such) Produced Material. In the event of a disagreement or dispute involving you or any of your subsidiaries, affiliates, or Representatives relating to, based upon, or arising in connection with, in whole or in part, any Produced Material, the Company (and its subsidiaries, affiliates, and Representatives) hereby waives, in advance, any right to claim, or to seek, obtain, or benefit from any finding of, willfulness against you or any of your subsidiaries, affiliates or Representatives. In addition, the furnishing or making available of any Produced Material shall not be deemed or considered to be notice of any infringement. For the avoidance of doubt, the Company is not waiving and shall continue to retain the right to sue you for patent infringement, to collect actual damages resulting from such infringement and to obtain an injunction to stop any infringing activities. In addition, notwithstanding anything herein to the contrary, the foregoing waiver shall not apply to, and the Company expressly retains, the right to seek a finding of willfulness against the you or any of your subsidiaries, affiliates, or Representatives or otherwise to have the case declared “exceptional” under 35 U.S.C. 285 and to claim attorneys’ fees and increased damages thereunder, for any intentional copying of the Company’s patented technology. In addition, the Company and its subsidiaries may maintain a claim for willful infringement based on notice of any asserted patents that is received by you or any of your subsidiaries other than pursuant to this letter agreement or after the Termination Date. The provisions of this paragraph shall apply notwithstanding anything else in this letter of agreement.

You understand and acknowledge that neither the Company nor any of its Representatives (including, without limitation, any of the Company’s directors, officers, employees or agents) makes any representation or warranty, express or implied, as to the accuracy or completeness of its Evaluation Material. You agree that neither the Company nor any of its Representatives (including, without limitation, any of the Company’s directors, officers, employees or agents) shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties that are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

The parties hereby agree that, for a period of one year following the date of this letter agreement, neither party nor any of its affiliates will (i) employ or solicit to employ any officer of the other party or its affiliates or (ii) solicit to employ any other key employee of the other party or its affiliates specifically identified in the course of such party’s consideration of a possible transaction between the parties, in each case so long as any such officer and/or key employee is employed by the other party or its affiliate and for a period of three months following the termination of such employment, without obtaining the prior written consent of the other party. For the purpose of this paragraph, solicitation shall not be deemed to include contact as a result of non-targeted employment efforts (advertisements in published or broadcast media, etc.).

You acknowledge and agree that you are aware (and that your Representatives are aware or, upon receipt of any Evaluation Information, will be advised by you) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that you and your Representatives will comply with such laws.

You agree that, for a period of one year from the date of this letter agreement, unless such shall have been specifically invited in writing by the Company, neither you nor any of your affiliates (as such term is defined under the Securities Exchange Act of 1934, as amended (the “1934 Act”)) or Representatives will in any manner, directly or indirectly: (a) effect, or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of the Company or any of its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving the Company or any of its subsidiaries, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company; (b) form, join or in any way participate in a “group” (as defined under the 1934 Act) which proposes to do any of the foregoing with respect to the Company; (c) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company; (d) take any action that might force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing.

The parties hereto understand and agree that no contract or agreement providing for any transaction involving the Company shall be deemed to exist between the parties hereto unless and until a final definitive agreement has been executed and delivered, and the parties hereto hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any such transaction involving the Company unless and until the parties hereto shall have entered into a final definitive agreement. The parties hereto also agree that unless and until a final definitive agreement regarding a transaction between the parties hereto has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein. The parties hereto further acknowledge and agree that the parties hereto reserve the right, in their sole discretion, to reject any and all proposals made by either party or any of their Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations at any time. The parties hereto further understand that (i) the Company and its Representatives shall be free to conduct any process for any transaction involving the Company, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement therewith without prior notice to you or any other person), (ii) any procedures relating to such process or transaction may be changed at any time without notice to you or any other person. Neither this paragraph nor any other provision in this letter agreement can be waived or amended except by written consent of the parties hereto, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

It is understood and agreed that no failure or delay by the parties hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by the parties hereto or its respective Representatives and that the non-breaching party shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by a party to this letter agreement but shall be in addition to all other remedies available at law or equity to the parties hereto. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines that a party or any of its Representatives have breached this letter agreement, then the breaching party shall be liable and pay to the non-breaching party the reasonable legal fees incurred by such party in connection with such litigation, including any appeal therefrom.

This letter agreement is for the benefit of you, the Company, their Representatives and their directors, officers, stockholders, owners, affiliates and agents, and shall be governed by and construed in accordance with the laws of the State of New York (the “Subject State”) applicable to agreements made and to be performed entirely within the Subject State. The parties hereto also hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the Subject State located within the County of New York and of the United States of America located in the Southern District of the Subject State for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to the parties’ addresses set forth above shall be effective service of process for any action, suit or proceeding brought against the parties hereto in any such court). The parties hereto hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby, in the courts of the Subject State or the United States of America located in the Subject State, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned. This letter agreement may be signed in counterparts, each of which shall be deemed an original but all of which together shall be deemed to constitute a single instrument.

Very truly yours,
CAMINUS CORPORATION

By:	/S/ LAWRENCE GILSON
Name: Lawrence Gilson Title: Chairman

Accepted and agreed to as of the date first
written above:

SUNGARD DATA SYSTEMS INC.

By:	/S/ RICHARD C. TARBOX
Name: Richard C. Tarbox Title: Senior Vice President - Corporate Development

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